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                                                                     EXHIBIT 5.1


                              [DORSEY & WHITNEY
                             OPINION LETTERHEAD]


First Bank System, Inc.
601 Second Avenue South
Minneapolis, MN 55402

     Re: Registration Statement on Form S-4

Ladies and Gentlemen:

     We have acted as counsel to First Bank System, Inc. ("the Company") in connection with the proposed transactions described in the Company's Registration Statement on Form S-4 (the "Registration Statement") to be filed under the Securities Act of 1933, as amended, including the merger (the "Merger") of Metropolitan Financial Corporation, a Delaware corporation ("MFC"), with and into the Company. Upon consummation of the Merger, a maximum of 25,481,326 shares of the Company's Common Stock, $1.25 par value per share
(the "Common Stock"), will be issued to MFC shareholders.

     We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below.

     In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

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First Bank System, Inc.
October 21, 1994
Page Two



     Based on the foregoing, we are of the opinion that, assuming that the Merger is approved by the requisite vote of the stockholders of each of the Company and MFC, the maximum of 25,481,326 shares of Common Stock to be issued to MFC shareholders in connection with the Merger, when issued in accordance with the terms of the Merger Agreement (as defined in the Registration Statement), will be legally issued, fully paid and nonassessable.

     We consent to your filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Opinions" in the Proxy Statement/Prospectus which is included therein.


Dated: October 21, 1994


                                                    Very truly yours,




                                                    DORSEY & WHITNEY